Exhibit 4.19

THE SYMBOL “[***]” OR “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE OPTION AGREEMENT

This Exclusive Option Agreement (this “Agreement”) is executed by and among the following Parties on June 29, 2023 in Beijing, the People’s Republic of China (the “PRC” or “China”):

Party A:	Zhejiang Baijiashilian Technology Co., Ltd., whose registered address is at Room 106-10, Building 1, No. 611 Yunxiu South Road, Wuyang Street, Deqing County, Huzhou City, Zhejiang Province (Moganshan National Hi-tech Zone);

Party B:	Yijiang Shengong (Shanghai) Enterprise Management Partnership Enterprise (limited partnership) (the “Pledgor”), an enterprise organized and existing under the laws of the PRC, with its registered address at Floor 3, Building 2, Zhongchun Road 7001, Minhang District, Shanghai; and

Party C:	BaiJiaYun Group Co., Ltd., an enterprise organized and existing under the laws of the PRC, with its registered address at Room 2280, Building 2, Incubator, Zhongguancun Software Park, Haidian District, Beijing.

In this Agreement, each of Party A, Party B and Party C shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.

Recitals

Whereas:

(A)	As of the date of this Agreement, Party B is a shareholder of Party C and holds 25,609,781.5 yuan of the registered capital of Party C.

(B)	Party A and Party C have executed the Exclusive Technical and Consulting Service Agreement (the “Exclusive Technical and Consulting Service Agreement”) on June 29, 2023, pursuant to which Party C shall pay Party A service fees for the relevant services provided by Party A.

(C)	Party A, Party B and Party C have executed the Equity Interest Pledge Agreement (the “Equity Interest Pledge Agreement”) on June 29, 2023.

(D)	Party A, Party B and Party C have executed the Power of Attorney (the “Power of Attorney”) on June 29, 2023.

Therefore, the Parties agree as follows:

Agreement

1.	Equity Interest

1.1	Party B agrees and hereby irrevocably grants Party A the exclusive right to request Party B to transfer all or part of the equity interest held by Party B in Party C (the “Equity Interest”, including the equity interest in Party C acquired by Party B through capital increase, equity transfer or otherwise after the execution of this Agreement) to Party A or a third party designated by Party A (the “Designee”), in any case that Party A deems advisable or necessary in its sole and absolute discretion to the extent permitted by the laws of China (the “Equity Interest Purchase Option”).

1.2	Party C hereby irrevocably agrees to the grant by Party B of the Equity Interest Purchase Option to Party A.

1.3	Party A shall be entitled to exercise at any time without limit the Equity Interest Purchase Option in whole or in part to acquire all or part of the Equity Interest.

1.4	Party A shall be entitled to designate any third party to acquire all or part of the Target Equity Interest and Party B shall not refuse such designation and shall transfer all or part of the Target Equity Interest to such designee (s) as required by Party A.

1.5	Party B shall not transfer the Equity Interest without the prior written consent of Party A, except for the transfer of the Equity Interest to Party A or the Designee (s) in accordance with this Agreement.

2.	Assets

2.1	Party C agrees and hereby irrevocably grants to Party A the exclusive right to request Party C to transfer all or part of the assets (subject to the specific requirements of Party A) owned by Party C (the “Assets”) to Party A or the Designee (s), in any case that Party A deems advisable or necessary in its sole and absolute discretion to the extent permitted by the PRC Law (the “Asset Purchase Option”).

2.2	Party B hereby irrevocably agrees that Party C grants the Asset Purchase Option to Party A.

2.3	Party A shall have the right to exercise the asset purchase option in whole or in part to acquire, at any time with no limit on times, all or part of the Assets.

2.4	Party A shall have the right to designate any third party to acquire all or part of the Assets, and Party C and Party B shall not refuse and shall transfer all or part of the Assets to such designee (s) as required by Party A.

2.5	Except for the transfer of the Assets to Party A or the Designee (s) in accordance with this Agreement, neither Party C nor Party B shall transfer such Assets without the prior written consent of Party A.

3.	Procedures for Exercise of the Equity Interest Purchase Option

3.1	If Party A elects to exercise the Equity Interest Purchase Option in accordance with the above Section 1.1, it shall issue a written notice to Party B and Party C, stating the percentage of the Equity Interest to be purchased and the identity of the Transferee (the “Equity Interest Purchase Notice”).

3.2	Within thirty (30) days after the date of the Equity Interest Purchase Notice, Party B and Party C shall provide all necessary materials and documents for the registration of the aforesaid Equity Interest Transfer and take all necessary actions and measures to complete the relevant SAIC change procedures as soon as practicable, including but not limited to convening a shareholders’ or directors’ meeting to approve such Equity Interest Transfer and obtaining the written instrument by the other shareholders’ consent waiving any right of first refusal related to the Equity Interest Transfer.

3.3	With respect to each transfer of the Equity Interest in accordance with this Agreement and the Equity Interest Purchase Notice, Party B shall enter into an Equity Interest Transfer Agreement with Party A and/or each Designee (as the case may be) in the form of Appendix I. However, if the PRC Laws otherwise require the content and form of the Equity Interest Transfer Agreements, such PRC Laws shall prevail.

3.4	If Party A elects to exercise the Equity Interest Purchase Option in accordance with the above Section 1.1, the relevant Parties shall execute all necessary contracts, agreements or documents, obtain all necessary government licenses and approval documents and take all necessary actions to transfer valid ownership of the Equity Interest to Party A and/or the Designee (s), free and clear of any security interest, and cause Party A and/or the Designee (s) to become the registered owner (s) of the Equity Interest. For the purpose of this Article and this Agreement, “security interest” shall include securities, mortgages, third party’s rights or interests, stock options, purchase rights, right of first refusal, ownership liens or other security arrangements, excluding any security interest created by this Agreement, the Equity Pledge Agreement and the Exclusive Technology and Consulting Service Agreement.

4.	Procedures for Exercise of the Asset Purchase Option

4.1	If Party A decides to exercise the Asset Purchase Option in accordance with the above Article 2.1, it shall issue a written notice to Party C, specifying the information of the Assets to be transferred and the identity of the Transferee (the “Asset Purchase Notice”).

4.2	Within ten (10) Business Days after the date of the Asset Purchase Notice, Party B and Party C shall provide all necessary materials and documents to complete the aforesaid transfer of assets and registration of transfer thereof (if applicable) and take all necessary actions and measures, including but not limited to convening of a shareholders’ or directors’ meeting to adopt such transfer of assets.

4.3	With respect to each transfer of the Assets in accordance with this Agreement and the Asset Purchase Notice, Party B shall cause Party C and Party A and/or the Designee (s) (as the case may be) to execute an asset transfer agreement in the form of Appendix II. However, if the PRC Laws otherwise require the content and form of the Asset Transfer Agreements, such PRC Laws shall prevail.

4.4	The relevant Parties shall execute all necessary contracts, agreements or documents, obtain all necessary government licenses and approval documents and take all necessary actions to transfer valid ownership of the Assets to Party A and/or the Designee (s), free and clear of any security interest, and cause Party A and/or the Designee (s) to become the registered owner (s) of the Assets.

5.	Transfer Price

5.1	The Transfer Price for the Equity Interest shall be the lowest price permitted by the laws of the PRC at the time of the equity transfer; the Transfer Price for the Assets shall be the net book value of the Assets; provided, however, that if the lowest price permitted by the then laws of the PRC is higher than the net book value of the Purchased Assets, the Purchase Price shall be the lowest price permitted by the laws of the PRC (the “Transfer Price”). In the event that the Equity Interest and/or the Assets are transferred in several batches, the Transfer Price shall be determined in proportion to the percentage of the Equity Interest and/or the Assets to be transferred.

5.2	The Parties hereby agree that, after Party A exercises the Equity Interest/Asset Purchase Option, Party B and/or Party C shall pay all the Transfer Price collected thereby to Party A or its designee (s) without compensation.

6.	Covenants

6.1	Covenants of Party B and Party C

Party B and Party C hereby covenant as follows:

6.1.1	Without the prior written consent of Party A, they shall not supplement, change or amend the articles of association and bylaws of Party C in any manner, increase or decrease the registered capital of Party C, or change the registered capital structure of Party C by any other means;

6.1.2	They shall prudently and effectively operate the business and handle the affairs of Party C, maintain the existence of Party C in accordance with good financial and business standards and practices, and obtain and maintain all necessary government licenses and permits;

6.1.3	Without the prior written consent of Party A, they shall not commit any act or omission that may have material adverse effect on the assets, business and liabilities of Party C; Without the prior written consent of Party A, they shall not sell, transfer, mortgage, pledge or dispose of in any manner any assets of Party C (except for the disposal of assets arising during the ordinary course of business) or legal or beneficial interest in the business or revenues of Party C, or permit the creation of any encumbrance, including Security Interest, following the date hereof;

6.1.4	Without the prior written consent of Party A, they shall not cause Party C to incur, inherit, guarantee or undertake any debt, except for the debts incurred in the ordinary course of business other than through loans;

6.1.5	They shall preserve the asset value of Party C at all times during the ordinary course of operation of all the business of Party C and refrain from any act or omission that may affect the business status and asset value of Party C;

6.1.6	Without the prior written consent of Party A, they shall not cause Party C to execute any material contract, except for those executed in the ordinary course of business;

6.1.7	Without the prior written consent of Party A, they shall not cause Party C to provide any person or business operator with any loan or credit;

6.1.8	Upon request of Party A, Party B shall provide Party A with relevant information relating to the business operations and financial status of Party C;

6.1.9	If requested by Party A, Party B shall purchase and maintain insurance for the assets and business of Party C from an insurance carrier that satisfies Party A’s requirements, the insured amount and type of coverage shall be consistent with the amount and type of coverage purchased by Party C that operates similar business and owns similar property or assets in the same area;

6.1.10	Without the prior written consent of Party A, they shall not cause or permit Party C to merge or consolidate with, acquire or invest in any person or business operator;

6.1.11	If any litigation, arbitration or administrative proceedings occur or may occur relating to the assets, business or revenue of Party C, Party B shall immediately notify Party A thereof;

6.1.12	To maintain Party C’s ownership of all of its assets, they shall execute all necessary or appropriate documents and take all necessary or appropriate actions; Party B shall file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

6.1.13	Without the prior written consent of Party A, they shall ensure that Party C shall not in any manner distribute dividends, assets or any distributable profits to Party B; provided, however, that upon written request by Party A, Party C shall immediately distribute all or part of distributable profits to Party B, and Party B shall immediately and unconditionally pay or transfer such distributions to Party A or any third party designated by Party A;

6.1.14	If the total transfer price obtained by Party B in connection with the equity interest held by Party B in Party C is higher than the capital contributed by Party B to Party C, or Party B receives any form of profit distribution, dividend or bonus from Party C, to the extent not violating the laws of China, Party B shall waive the premium income and any profit distribution, dividend or bonus, and Party A shall be entitled to such income; otherwise, Party B shall compensate Party A and/or any third party designated by Party A for all losses suffered thereby;

6.1.15	Without Party A’s prior written consent, they shall not engage in any business in competition with Party A or Party A’s affiliates;

6.1.16	Unless otherwise required by PRC law, Party C shall not be dissolved or liquidated without prior written consent by Party A;

6.1.17	Once the law of China permits foreign investors to invest in Party C’s major business in China in a controlling stake and/or in the form of wholly foreign-owned enterprises and the relevant competent authorities of China start to approve such business, upon Party A’s exercise of the Equity Interest Purchase Option and/or the Asset Purchase Option, Party B shall immediately transfer its equity interests in Party C to Party A or the Designee (s); and

6.1.18	Upon the request of Party A, Party B shall appoint any person designated by Party A as executive director or director of Party C.

6.2	Covenants Relating to Equity Interest of Party C

Party B hereby covenants as follows:

6.2.1	Without the prior written consent of Party A, Party B shall not sell, transfer, pledge or otherwise dispose of any legal or beneficial interest in the Equity Interest in any manner, or allow the encumbrance thereon of any security interest, except for pledge of the Equity Interest in accordance with the Equity Pledge Agreement;

6.2.2	Without the prior written consent of Party A, Party B shall cause the shareholders’ meeting and/or the board of directors of Party C not to approve any sale, transfer, pledge or disposition of any legal or beneficial interest in the Equity Interest in any manner, or allow the encumbrance thereon of any security interest, except for pledge of the Equity Interest in accordance with the Equity Pledge Agreement; Party B shall cause the shareholders’ meeting of Party C to vote for the transfer of the purchased equity interests as set forth in this Agreement;

6.2.3	Without the prior written consent of Party A, Party B shall cause the shareholders’ meeting and/or the board of directors of Party C not to approve the merger or consolidation with any person, or the acquisition of or investment in any person;

6.2.4	Party B shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Equity Interest;

6.2.5	Upon Party A’s request, Party B shall promptly and unconditionally cause the transfer of the Equity Interest to be approved and completed in accordance with this Agreement to the extent permitted by laws (including, without limitation, ensuring the shareholders’ meeting or directors (or the executive director) of Party C to vote their approval of the transfer of the Purchased Equity Interests as set forth in this Agreement and taking any other actions that may be requested by Party A);

6.2.6	To retain Party B’s ownership in Party C, Party B shall execute all necessary or appropriate documents and take all necessary or appropriate actions; Party B shall file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

6.2.7	Upon the request of Party A, Party B shall appoint any person designated by Party A to serve as the director and/or the executive director, general manager and other senior officers of Party C; at the request of Party A at any time, Party B shall replace or appoint any new designee of Party A to serve as the director and/or the executive director, general manager and other senior officers of Party C; Party B shall actively assist with all matters relating to the appointment and change of such personnel, including, without limitation, executing necessary documents to register the appointment and change of directors and senior officers with the relevant market supervision and regulation authority;

6.2.8	To the extent permitted by the PRC laws, upon the request of Party A at any time, Party B shall immediately and unconditionally transfer to Party A and/or the Designee (s) at any time all or part of the equity interests in Party C held by Party B, and Party B hereby waives its right of first refusal to the equity interest transferred by any other shareholder to Party A or the Designee (s) and shall actively assist with all matters relating to the transfer, including, without limitation, executing necessary documents to register the equity interest transfer with the relevant market supervision and regulation authority. In addition, Party B shall pay Party A or the Designee (s) all considerations received by Party B in connection with the transfer in accordance with Section 5 of this Agreement;

6.2.9	If Party B receives any profit, bonus or dividend from Party C with the written consent of Party A, Party B shall promptly donate such profit, bonus or dividend to Party A or any other person designated by Party A subject to compliance with the applicable PRC laws;

6.2.10	Party B shall strictly abide by the provisions of this Agreement and other contracts jointly or individually executed by Party B, Party A and Party C, perform its obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability of the above mentioned agreements or contracts. If Party B holds any remaining rights under this Agreement or the Equity Interest Pledge Agreement or the Power of Attorney, Party B shall not exercise such rights unless it acts in accordance with the written instructions of Party A; and

6.2.11	If Party C is liquidated (including bankruptcy liquidation) for any reason, all liquidation proceeds (if any) received by Party B therefrom shall be donated to Party A or any other person designated by Party B subject to compliance with the applicable PRC laws.

7.	Representations and Warranties

7.1	Party B and Party C hereby represent and warrant to Party A that, as of the date of this Agreement and each equity transfer date:

7.1.1	They have the right to enter into this Agreement and the relevant equity transfer agreements relating to the transfer of the Equity Interest and have the capability to perform the obligations under this Agreement and any equity transfer agreement. This Agreement and the Transfer Agreements to which they are parties shall constitute legal, valid and binding obligations of them and shall be enforceable against them in accordance with the provisions thereof;

7.1.2	They have obtained the consent and approval from third parties and government agencies (if required) for execution, delivery and performance of this Agreement;

7.1.3	The execution and delivery of this Agreement or any Equity Transfer Agreement and the performance of any obligations under and hereunder will not: (1) cause any violation of relevant PRC laws; (2) be inconsistent with the articles of association, bylaws or other organizational documents of Party C; (3) cause the violation of or constitute a default under any contract or instrument executed by or binding on Party C; (4) cause any violation of any condition for issuance and/or any condition for continued effectiveness of any license or permit issued to them; or (5) cause any license or permit issued to them to be revoked, confiscated or imposed with additional conditions;

7.1.4	Party B has valid and merchantable title to the Equity Interest. Except for the Equity Interest Pledge Agreement, Party B has not placed any security interest on the Equity Interest;

7.1.5	Party C is a limited liability company legally organized and validly existing under the laws of the PRC; Party C has legal and complete ownership of its assets used in the business operation, and has not placed any security interest on the aforementioned assets;

7.1.6	Party C does not have any outstanding debts, except for (1) debt incurred in the ordinary course of business; and (2) debts disclosed to Party A for which Party A’s written consent has been obtained.

7.1.7	Party C has complied in the material respects with all laws and regulations of the PRC; and

7.1.8	There are no pending or threatened litigation, arbitration or administrative proceedings relating to the equity interests in Party C, assets of Party C or Party C.

8.	Breach

If Party B or Party C breaches any provisions of this Agreement and causes damages to Party A, Party A may issue a written notice to Party B or Party C, requesting Party B or Party C to immediately remedy and rectify its breach. If Party B or Party C fails to take measures to the satisfaction of the non- breaching party to remedy and rectify its breach within fifteen (15) days after the non- breaching party gives the said written notice, then Party A shall have the right to elect to (a) terminate this Agreement and request Party B or Party C (as the case may be) to indemnify all losses and damages of Party A; or (b) request specific performance by Party B or Party C (as the case may be) of its obligations hereunder and request Party B or Party C (as the case may be) to indemnify all losses and damages of Party A. Nothing in this Section shall prejudice any other rights of Party A hereunder.

9.	Taxes and Fees

In the course of the drafting and execution of this Agreement and the Equity/Asset Transfer Agreement, as well as the consummation of the transactions contemplated hereunder and thereunder, Party C shall bear all transfer and registration taxes, expenses and fees levied or incurred by Party B in accordance with the laws of China.

10.	Confidentiality

The Parties acknowledge that any oral or written information exchanged by the Parties in connection with this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and shall not disclose any relevant information to any third parties without obtaining the written consent of the other Parties, except for the information that: (1) is or will be in the public domain (other than as a result of public disclosure made by the receiving Party); (2) is disclosed in accordance with the requirements of any applicable laws, regulations or stock exchanges, provided that such Party shall notify the other Parties in writing immediately after such disclosure; or (3) is required to be disclosed by any Party to its legal counsels or financial advisors in connection with the transactions contemplated hereunder, provided that such legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. If any employee or agency engaged by any Party discloses the Confidential Information, such Party shall be deemed to have disclosed such Confidential Information and shall be liable for breach of contract. The provisions of this Section shall survive the termination of this Agreement due to any reason.

11.	Transfer

11.1	Without Party A’s prior written consent, Party B and Party C shall not assign any of their respective rights or obligations under this Agreement to any third party.

11.2	Party B and Party C hereby agree that Party A may assign its rights and obligations under this Agreement at its sole discretion; provided that Party A gives a prior written notice to Party B and Party C regarding the assignment of the rights and obligations under this Agreement without the prior consent of Party B and Party C. Upon the request of Party A, Party B and Party C shall enter into a supplementary agreement or an agreement containing substantially the same terms and conditions as this Agreement with the proposed assignee.

11.3	Party B hereby agrees and confirms that in the event of Party B’s death or becoming a person with limited capacity or no capacity (such as a natural person) or dissolution or liquidation of Party B, all of Party B’s equity interest in Party C shall automatically and unconditionally be transferred to Party A or any person designated by Party A at the transfer price set forth in Section 5.1. The transfer price payable to Party B shall be determined in accordance with Section 5.1.

12.	Successors

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns.

13.	Waiver

Failure by any Party to exercise any right under this Agreement in a timely manner shall not operate as a waiver of such right nor shall it prejudice such Party’s future exercise of such right.

14.	Entire Agreement and Amendment

14.1	This Agreement and all agreements and/or documents specifically referred to or incorporated herein shall constitute the entire agreement with respect to the subject matter of this Agreement, and shall supersede all previous oral agreements, contracts, understandings and communications reached by the Parties in respect of the subject matter of this Agreement.

14.2	Without Party A’s prior written consent, neither Party B nor Party C shall have any right to amend, supplement, cancel, terminate or rescind this Agreement.

14.3	Appendices are an integral part of this Agreement and shall have the same legal effect as the other parts of this Agreement.

15.	Governing Law and Resolution of Disputes

15.1	This Agreement shall be construed in accordance with and governed by the Laws of China.

15.2	Any dispute arising from or in connection with this Agreement shall be resolved by the Parties through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within thirty (30) days after either Party’s request to the other Party for resolution of such dispute through negotiations, either Party may submit the relevant dispute to Beijing International Arbitration Center for arbitration, in accordance with its arbitration rules then in effect. The arbitration award shall be final and binding on all Parties. The arbitration shall be conducted in Beijing, and the language of the arbitration shall be Chinese.

15.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matter under dispute itself, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

16.	Effective Date and Term

16.1	This Agreement is executed and shall become effective as of the date first written above, and shall terminate on the date when all equity interest held by Party B in Party C has been lawfully transferred to Party A and/or any other person designated by Party A in accordance with this Agreement or Party B ceases to hold any equity interest in Party C.

16.2	This Agreement shall be terminated after all equity interest held by Party B in Party C has been lawfully transferred to Party A and/or any other person designated by Party A in accordance with this Agreement; provided, however, that if Party B ceases to hold any equity interest in Party C for any reason, this Agreement shall terminate automatically before such transfer. As to any Party of Party B, after all equity interest held by such Party in Party C has been lawfully transferred to Party A and/or any other person designated by Party A in accordance with this Agreement, such Party shall no longer be a Party to this Agreement, but this Agreement shall continue in effect with respect to the other Parties.

16.3	The Parties unanimously agree and undertake that, the Exclusive Option Agreement, dated January 2, 2023, entered into by the Parties with respect to BaiJiaYun Group Co., Ltd. shall be automatically terminated and rescinded after the execution of this Agreement, and relevant Exclusive Option and Equity Interest Transfer shall be subject to this Agreement.

17.	Termination

Unless otherwise mandatorily required under PRC laws, neither Party B nor Party C shall have the right to terminate this Agreement. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement at any time by giving ten (10) days prior written notice to Party B and Party C without any liabilities.

18.	Notices

18.1	Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in English or Chinese and may be delivered personally or sent by registered mail, postage prepaid mail or recognized courier service or by facsimile transmission to the mailing addresses designated by the relevant Party. A confirmation copy of each notice shall also be sent by E-mail. The dates on which notices shall be deemed to have been actually received shall be determined as follows: (1) notices given by personal delivery shall be deemed actually received on the date of personal delivery; (2) notices given by mail shall be deemed actually received tenth (10) days after the date on which the registered air mail with postage prepaid is mailed (as shown on the postmark) or the fourth (4th) day after delivery to the courier service Party C; and (3) notices given by email or facsimile transmission shall be deemed effectively received on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission (if any)).

18.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A: Zhejiang Baijiashilian Technology Co., Ltd.

Address: Room 2173, 1/F, Incubator Building 2, Beijing Zhongguancun Software Park, Wang Dongbei, Haidian District, Beijing

Attn: [***]

Telephone: [***]

E-mail: [***]

Party B: Yijiang Shengong (Shanghai) Enterprise Management Partnership Enterprise (limited partnership)

Address: Floor 3, Building 2, Zhongchun Road 7001, Minhang District, Shanghai

Attn: [***]

Telephone: [***]

E-mail: [***]

Party C: BaiJiaYun Group Co., Ltd.

Address: Room 2280, Incubator Building 2, Zhongguancun Software Park, Haidian District, Beijing

Attn: [***]

Telephone: [***]

E-mail: [***]

19.	Severability

If any provision of this Agreement is deemed invalid or unenforceable due to any inconsistency with any applicable laws, such provision shall be deemed invalid or unenforceable only to the extent of such laws, and the validity, legality and enforceability of other provisions of this Agreement shall not be affected. The Parties to this Agreement shall cease to perform such invalid, illegal or unenforceable provisions and shall amend this Agreement as closely as possible to the intent of such invalid, illegal or unenforceable provisions to the extent that such provisions are legal, valid and enforceable, and the economic effect of the valid provisions as amended shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

20.	Further Warranties

20.1	The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

21.	Counterparts

21.1	The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

21.2	This Agreement shall be executed in three (3) originals by the Parties hereto, with each Party holding one. The originals shall have the same legal effect. This Agreement may be executed in one or more counterparts.

INWITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party A: Zhejiang Baijiashilian Technology Co., Ltd. (Seal)

By:	/s/ Ma Yi
Name:	Ma Yi
Title:	Legal Representative

Signature Page of the Exclusive Option Agreement

INWITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party B: Yijiang Shengong (Shanghai) Enterprise Management Partnership Enterprise (limited partnership)

By:	/s/ Ma Yi
Name:	Ma Yi
Title:	Executive Partner

Signature Page of the Exclusive Option Agreement

INWITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party C: BaiJiaYun Group Co., Ltd. (Seal)

By:	/s/ Ma Yi
Name:	Ma Yi
Title:	Legal Representative

Signature Page of the Exclusive Option Agreement

Appendix I

Equity Interest Transfer Agreement

This Equity Interest Transfer Agreement (this “Agreement”) is entered into by and between the following parties:

Transferors:

Transferee: Zhejiang Baijiashilian Technology Co., Ltd.

The Parties hereby agree to the Equity Transfer as follows:

1.	The Transferor agrees to transfer [ ] the equity interest held by it in BaiJiaYun Group Co., Ltd. to the Transferee; and the Transferee agrees to accept the purchase of the aforesaid equity interest.

2.	Upon completion of the equity transfer, the Transferor shall no longer have the rights and obligations of the existing shareholder with respect to the Transferred Equity. The Transferee shall have the rights and obligations of the existing shareholder of BaiJiaYun Group Co., Ltd.

3.	With respect to the matters not covered herein, the Parties may sign a supplementary agreement.

4.	This Agreement shall become effective upon execution by the Parties.

5.	This Agreement is made in quadruplicate with each Party holding one copy and other copies shall be used for the filing of registration requirements with AIC.

[Signature Page to Equity Interest Transfer Agreement of BaiJiaYun Group Co., Ltd.]

Transferors: [    ]

By:

Date:

Signature Page to Equity Interest Transfer Agreement of BaiJiaYun Group Co., Ltd.

[Signature Page to Equity Interest Transfer Agreement of BaiJiaYun Group Co., Ltd.]

Transferee: Zhejiang Baijiashilian Technology Co., Ltd.

By:

Title:	Legal Representative

Date:

Signature Page to Equity Interest Transfer Agreement of BaiJiaYun Group Co., Ltd.

Appendix II

Assets Transfer Agreement

This Assets Transfer Agreement (this “Agreement”) is entered into by and between the following parties:

Transferor: BaiJiaYun Group Co., Ltd.

Transferee: Zhejiang Baijiashilian Technology Co., Ltd.

The Parties hereby agree to the assets transfer as follows:

1.	The Transferor agrees to transfer the assets listed in the List of Assets attached hereto to the Transferee and the Transferee agrees to accept the transfer of the above mentioned assets.

2.	Upon completion of the assets transfer, the Transferor shall no longer have the rights and obligations of the transferred assets. The Transferee shall be entitled to the rights and obligations of the assets.

3.	With respect to the matters not covered herein, the Parties may sign a supplementary agreement.

4.	This Agreement shall become effective upon execution by the Parties.

5.	This Agreement is made in quadruplicate with each Party holding one copy and other copies shall be used for the filing of registration requirements (if any).

[Signature Page to Asset Transfer Agreement of BaiJiaYun Group Co., Ltd.]

Transferors: BaiJiaYun Group Co., Ltd. (Seal)

By:

Title:	Legal Reprehensive

Date:

Signature Page to Asset Transfer Agreement of BaiJiaYun Group Co., Ltd.

[Signature Page to Asset Transfer Agreement of BaiJiaYun Group Co., Ltd.]

Transferee: Zhejiang Baijiashilian Technology Co., Ltd.

By:

Title:	Legal Representative

Date:

Signature Page to Asset Transfer Agreement of BaiJiaYun Group Co., Ltd.

Appendix: List of Assets

Appendix to Asset Transfer Agreement of BaiJiaYun Group Co., Ltd.